Exhibit 10.2
GRAFTECH INTERNATIONAL LTD.
OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), made as of [_______ __], 2023, is entered into by and between GrafTech International Ltd. (“GrafTech”) and [__________] (the “Participant”).
WHEREAS, GrafTech has adopted the GrafTech International Ltd. Omnibus Equity Incentive Plan (the “Plan”); and
WHEREAS, Section 7 of the Plan provides for the grant to Participants of equity-based or equity-related awards, including restricted stock units (“RSUs”).
NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, GrafTech has granted to the Participant [_______] RSUs. Each RSU represents a conditional right to receive one share of Common Stock of GrafTech.
2.Grant Date. The grant date of the RSUs is [______ __], 2023 (“Grant Date”).
3.Vesting of RSUs. (a) Normal Vesting. Subject to the provisions of Sections 5, 6 and 7 hereof and to the Participant’s continued Employment with the Company through each applicable date, the RSUs shall vest in accordance with the following schedule (each such date, a “Vesting Date”):
(i)[ ] RSUs shall vest on the first anniversary of the Grant Date;
(ii)[ ] RSUs shall vest on the second anniversary of the Grant         Date; and
(iii)[ ] RSUs shall vest on the third anniversary of the Grant Date.
(b)    Vesting Upon Retirement. Notwithstanding Section 3(a) hereof, if the Participant’s Employment is terminated by the Participant as a result of the Participant’s Retirement that occurs after the Grant Date, to the extent any RSUs remain unvested as of the date of the Participant’s Retirement, the vesting of the RSUs shall accelerate on a pro-rata basis on the date of the Participant’s Retirement as described on Appendix A attached hereto. Such vested RSUs will be settled in accordance with Section 6 hereof; provided that the Participant continues to comply with any noncompetition, nonsolicitation, confidentiality or any other restrictive covenant in favor of the Company that applies to the Participant (“Restrictive Covenant”) following the Participant’s Retirement. For purposes of this Agreement, “Retirement” means (i)(A) the termination of the Participant’s Employment after the Participant has reached at least age 60 with at least five years of Employment or at least age 55 with at least 10 years of Employment or (B) the termination of the Participant’s Employment in accordance with applicable non-U.S. local law, if such non-U.S. law requires such termination to be treated as a retirement based on different criteria than those set forth in the preceding clause (A), and (ii) the Participant has provided GrafTech with at least six months’ advance written notice of the Participant’s intent to retire from Employment, unless such notice requirement has been waived by the CEO of GrafTech or the Committee (either in its sole discretion).

(c) Vesting Upon Termination Due to Death or Disability. Notwithstanding Section 3(a) hereof, if the Participant’s Employment is terminated by the Participant due to the Participant’s death or Disability, any RSUs that remain unvested as of the date of such termination shall immediately vest in full and will be settled in accordance with Section 6 hereof. For purposes of this Agreement, “Disabled” shall mean (i) the Participant is unable to engage in any substantial gainful activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, or (ii) due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, the Participant has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.
(d) Vesting Upon a Termination Without Cause. Notwithstanding Section 3(a) hereof, if the Participant’s Employment is terminated by the Company as the result of a termination without Cause (as defined in Section 5(d) below) that occurs prior to the last Vesting Date under this Agreement, to the extent any RSUs remain unvested as of the date of such termination, the Participant shall immediately vest in the RSUs on a pro-rata basis in an amount equal to the difference (rounded to the nearest whole RSU) between (i) the product of (A) the total number of RSUs subject to this Agreement, multiplied by (B) a fraction (in no case greater than 1), the numerator of which is the number of calendar days from the Grant Date through and including the date of such termination, and the denominator of which is the number of days from the Grant Date through and including the third anniversary of the Grant Date, minus (ii) the total number of RSUs that have already vested under this Agreement prior to the date of such termination. Any RSUs that vest in accordance with this Section 3(d) shall become payable in accordance with Section 6 hereof.
4.Dividend Equivalents. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, GrafTech hereby awards to the Participant a right to receive in respect of each RSU held by the Participant, on a dividend record date occurring after the Grant Date and prior to the date of settlement of the RSUs pursuant to Section 6 of this Agreement, the equivalent value of any ordinary cash dividends that are paid on a share of Common Stock (“Dividend Equivalent”), subject to the terms of this Section 4. The Dividend Equivalents will be deemed reinvested in the form of additional RSUs (“Dividend Equivalent Units”) determined by dividing the aggregate value of the Dividend Equivalents on the not-yet-settled RSUs by the Fair Market Value of a share of Common Stock on GrafTech’s dividend payment date. Dividend Equivalents will also accrue on the Dividend Equivalent Units (and be deemed reinvested into additional Dividend Equivalent Units). Dividend Equivalent Units will in all cases be subject to the same terms and conditions, including but not limited to those related to vesting, transferability, forfeiture and settlement, that apply to the corresponding RSUs under this Agreement and the Plan.
5.Change in Control. (a) In the event of a Change in Control, except to the extent that a Replacement Award is provided to the Participant in accordance with this Section 5 and/or Section 8 of the Plan to continue, replace or assume such RSUs (the “Replaced Award”), any then-outstanding unvested RSUs will become nonforfeitable immediately prior to the Change in Control and will be payable to the Participant in accordance with Section 6 hereof (even in the event that the Participant’s Employment is terminated on the date of such Change in Control).
(b)    A “Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of GrafTech or its successor in the Change in Control (or another entity that is affiliated with GrafTech or its successor following the Change in Control), (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 5(b) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(c)    If, after receiving a Replacement Award, the Participant experiences a termination of employment with the Company (or any of its successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Participant for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall become nonforfeitable and payable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination. If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.
(d)    For purposes of this Agreement:
(i)    a “Change in Control” will be deemed to have occurred upon the occurrence (after the Grant Date) of any of the following events:
(A)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of GrafTech where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of GrafTech entitled to vote generally in the election of members of the Board of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not be deemed to result in a Change in Control: (1) any acquisition directly from GrafTech that is approved by the Incumbent Board (as defined in subsection (B) below); (2) any acquisition by GrafTech; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by GrafTech or any corporation controlled by GrafTech; or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (C) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 35% as a result of a transaction described in clause (1) or (2) above, and such Person subsequently acquires beneficial ownership of additional voting securities of GrafTech, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 35% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership of 35% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns less than 35% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition;
(B)    individuals who, as of January 1, 2023, constitute the Board of Directors (as modified by the remainder of this subsection (B), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a member of the Board of Directors subsequent to January 1, 2023 whose election, or nomination for election by GrafTech’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of GrafTech in which such person is named as a nominee as a member of the Board of Directors, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
(C)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of GrafTech or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (1) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns GrafTech or all or substantially all of GrafTech’s assets either directly or through one or more subsidiaries), (2) no Person (excluding any employee benefit plan (or related trust) of GrafTech, GrafTech or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of members of the board of directors of the entity resulting from such Business Combination and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or
(D)    approval by GrafTech’s stockholders of a complete liquidation or dissolution of GrafTech except pursuant to a Business Combination that complies with clauses (1), (2) and (3) of subsection (C) above;
(ii)    “Cause” means (A) gross negligence or willful failure by the Participant to perform the Participant’s duties and responsibilities to the Successor after written notice thereof and a failure to remedy such failure within twenty (20) days of such notice; (B) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct by the Participant, at the Participant’s direction, or with the Participant’s prior personal knowledge that has caused or is reasonably expected to cause injury to the Successor; (C) the Participant’s conviction of, or pleading guilty or nolo contendere to, (1) a felony or (2) a crime that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties and responsibilities to the Successor, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business, business reputation or business relationships of the Successor; (D) material unauthorized use or disclosure by the Participant of any confidential information of the Successor or any other party to whom the Participant owes an obligation of nonuse and nondisclosure as a result of the Participant’s relationship with the Successor unless otherwise permitted; (E) breach by the Participant of any of the Participant’s material obligations under any written agreement with the Successor or of the Successor’s code of conduct, code of ethics or any other material written policy or of a fiduciary duty or responsibility to the Successor after written notice thereof and a failure to remedy such breach within twenty (20) days of such notice; or (F) the Participant’s misappropriation of the assets or business opportunities of the Successor; and
(iii)    “Good Reason” means any of the following events has occurred without the Participant’s express prior written consent (provided that (x) within ninety (90) days after the Participant learns of the occurrence of such event, the Participant gives written notice to the Successor describing such event and demanding cure, (y) such event is not fully cured within thirty (30) days after such notice is given, and (z) the Participant terminates the Participant’s employment with the Successor within thirty (30) days thereafter):  (A) the Successor materially breaches any of its obligations in this Agreement; (B) the Successor materially diminishes the Participant’s base salary (provided, however, that any across-the-board reduction in base salaries of 30% or less that is part of a reduction applicable to all similarly situated employees of the Successor will not (by itself) be deemed to constitute a “Good Reason” event hereunder); (C) the Successor materially diminishes the Participant’s job title and/or the nature and/or scope of the Participant’s job responsibilities and duties; or (D) the Successor relocates the facility that is the Participant’s principal place of business with the Successor to a location more than fifty (50) miles from the immediately preceding location (excluding travel in the ordinary course of business), unless the Successor maintains or provides an alternate business location within fifty (50) miles of the immediately preceding location that includes a reasonably suitable office for the Participant to continue to perform the Participant’s duties, or permits the Participant to perform the Participant’s duties from a home office. The Participant may not invoke termination for Good Reason if Cause exists at the time of such termination.
6.Delivery of Common Stock. Subject to Section 10 hereof, within thirty (30) days following the applicable Vesting Date (or, if applicable, the date of a termination due to death or Disability for any RSUs vesting pursuant to Section 3(c), the date of a termination without Cause for any RSUs vesting pursuant to Section 3(d), the date of a Change in Control for any RSUs vesting pursuant to Section 5(a) hereof or a subsequent vesting date as described for any RSUs vesting pursuant to Section 5(c) hereof) but in any event no later than the end of the calendar year in which such Vesting Date, termination due to death or Disability, termination without Cause, Change in Control or subsequent vesting date occurs, as applicable, GrafTech shall deliver one share of Common Stock to the Participant in respect of each vested RSU for which delivery is provided hereunder; provided that, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, such shares (and cash, if any) will be delivered six months and one day after the Participant’s separation from service (as defined under Section 409A of the Code), or the Participant’s death, if earlier.
7.Forfeiture; Termination of Employment. Other than as set forth in Section 4 or 5 of this Agreement, any unvested RSUs shall expire and be forfeited upon the termination of Participant’s Employment for any reason without any consideration and the Participant shall have no further rights thereto.

8.Transferability. No RSUs may be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than GrafTech), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of any RSU will be forfeited by the Participant and all of the Participant’s rights to such RSU shall immediately terminate without any payment or consideration from GrafTech.
9.Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern (unless otherwise stated therein). All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan. No amendment to this Agreement shall materially adversely affect the rights of the Participant under this Agreement without the Participant’s written consent, but the Participant’s consent shall not be required to an amendment that is deemed necessary by GrafTech to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
10.Taxes. To the extent required by applicable federal, state, local or non-U.S. law, the Participant shall make arrangements satisfactory to GrafTech for the satisfaction of any withholding tax obligations that arise with respect to the vesting of the RSUs in accordance with Section 13 of the Plan. GrafTech shall not be required to deliver shares of Common Stock to the Participant until it determines such obligations are satisfied.
11.Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by GrafTech shall be implied by GrafTech’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.
12.Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
13.No Special Employment Rights; No Right to Award. Nothing contained in the Plan or any Stock Incentive Award shall confer upon any Participant any right with respect to the continuation of his or her Employment with the Company or interfere in any way with the right of the Company at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the RSUs. The rights or opportunity granted to the Participant on the granting of these RSUs shall not give the Participant any rights or additional rights to compensation or damages in consequence of any of: (a) the Participant giving or receiving notice of termination of his or her office or Employment; (b) the loss or termination of his or her office or Employment with the Company for any reason whatsoever; or (c) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.
14.Stockholder’s Rights. The Participant shall have no rights as a stockholder of GrafTech with respect to any shares of Common Stock in respect of the RSUs awarded under this Agreement until the date of issuance to the Participant of a certificate or other evidence of ownership representing such shares of Common Stock in settlement thereof. For purposes of clarification, the Participant shall not have any voting or dividend rights with respect to the shares of Common Stock underlying the RSUs prior to settlement.
15.Data Privacy. By participating in the Plan each Participant consents to the collection, holding, processing and transfer of data relating to the Participant and, in particular, to the processing of any sensitive personal data by the Company for all purposes connected with the operation of the Plan, including, but not limited to: (a) holding and maintaining details of the Participant and his or her participation in the Plan; (b) transferring data relating to the Participant and his or her participation in the Plan to the Company’s registrars or brokers, the plan administrator or any other relevant professional advisers or service providers to the Company; and (c) disclosing details of the Participant and his or her participation in the Plan to a bona fide prospective purchaser of the Company (or the prospective purchaser’s advisers).
16.Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
17.Clawback Policies. Notwithstanding anything in the Plan to the contrary, GrafTech will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which GrafTech’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by GrafTech or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of RSUs pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment. In addition, a Participant’s rights, payments, gains and benefits with respect to the RSUs shall be subject to, in the sole and good faith judgment of the Committee, reduction, cancellation, forfeiture or recoupment if the Participant violates material Company policies, breaches any Restrictive Covenant, or engages in Detrimental Conduct (as defined below); provided, that any change to the terms of the RSUs shall be effected in a way that causes the RSUs to be excluded from the application of, or to comply with, Section 409A of the Code. For the purposes of this Agreement, “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Committee. Such activities include, but are not limited to, gross neglect or willful and continuing refusal by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of Company confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding regarding the Company, or misappropriation of Company property. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or any ancillary document prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations (and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act).
18.Policy Against Insider Trading. By accepting the RSUs, the Participant acknowledges that the Participant is bound by all the terms and conditions of GrafTech’s insider trading policy as may be in effect from time to time.
19. 280G Provisions. (a) Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Participant or for the Participant’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 19 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax), notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.
(b) Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 19 shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in Covered Payments hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due shall be reduced and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred. For purposes of making the calculations required by this Section 19, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 19. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 19.
(c) If notwithstanding any reduction described in this Section 19, the Internal Revenue Service (“IRS”) determines that the Participant is liable for the Excise Tax as a result of the receipt of the Covered Payments, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination a portion of such amounts equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to any payment of the Covered Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Covered Payments) shall be maximized. The Repayment Amount with respect to the payment of Covered Payments shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the payment of the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax. Notwithstanding any other provision of this Section 19, if (i) there is a reduction in the payment of Covered Payments as described in this Section 19, (ii) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant’s net after-tax proceeds (calculated as if the Covered Payments had not previously been reduced), and (iii) the Participant pays the Excise Tax, then the Company shall pay to the Participant those Covered Payments which were reduced pursuant to this Section 19 contemporaneously or as soon as administratively possible after the Participant pays the Excise Tax so that the Participant’s net after-tax proceeds with respect to the payment of Covered Payments are maximized.
20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
21.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws that would result in the application of the law of any other jurisdiction.
22.Compliance With Law. GrafTech shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, GrafTech shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
23.Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).
24.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
25.Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by GrafTech or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of GrafTech or any of its Subsidiaries.
26.Successors and Assigns. Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of GrafTech.
27.Electronic Delivery. GrafTech may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by GrafTech or another third party designated by GrafTech.
28.Participant Acknowledgment. The Participant hereby acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive. The Participant acknowledges that there may be adverse tax consequences upon vesting of the RSUs or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such vesting or disposition.
29.Non-U.S. Addendum. Notwithstanding any provisions in this document to the contrary, the RSUs will also be subject to the special terms and conditions set forth on Appendix B for Participants who reside outside of the United States. Moreover, if a Participant is not a resident of any of the countries listed on Appendix B as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Participant, to the extent GrafTech determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix B constitutes part of this Agreement.
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IN WITNESS WHEREOF, GrafTech has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above.
GrafTech International Ltd.

_____________________________
By:
Title:

_____________________________
Participant:

Note: Where Participant consent is required for data privacy purposes, the Participant’s signature above confirms the Participant’s consent.

[Signature Page to RSU Agreement]

APPENDIX A

Retirement Vesting Treatment Under Section 3(b) of the Agreement: When the Participant’s date of Retirement occurs prior to the third anniversary of the Grant Date, then the Participant will accelerate vest as of the date of such Retirement in a number of RSUs (rounded to the nearest whole RSU) for each unvested tranche equal to the product of (i) one-third of the RSUs evidenced by this Agreement (rounded to the nearest whole RSU), multiplied by (ii) a fraction (in no case greater than 1), the numerator of which is the number of calendar days from the Grant Date through and including the date of such Retirement, and the denominator of which is the number of days from the Grant Date through and including the anniversary of the Grant Date for such unvested tranche.

Example: Assume a grant to the Participant of 9,000 RSUs under this Agreement with a Grant Date of January 1, 2023, and the Participant experiences a qualifying Retirement on June 30, 2024. In that case, as of the date of such Retirement:

(i)3,000 of the RSUs will have already vested for the Participant on the first Vesting Date;
(ii)An additional 2,243 RSUs will accelerate vest (calculated as the product of (A) (3,000) x (B) 546 / 730) for the second tranche of the then unvested RSUs; and
(iii)An additional 1,495 RSUs (calculated as the product of (A) 3,000 x (B) 546 / 1,096) for the third tranche of the then unvested RSUs.
The aggregate amount of RSUs will be 3,000 + 2,243 + 1,495 = 6,738.

APPENDIX B
SPECIAL TERMS AND CONDITIONS OF THE RESTRICTED STOCK UNIT AGREEMENT FOR INTERNATIONAL GRAFTECH PARTICIPANTS
TERMS AND CONDITIONS
This Appendix B, which is part of the GrafTech International Ltd. Omnibus Equity Incentive Plan Restricted Stock Unit Agreement (the “Agreement”), contains special terms and conditions of the restricted stock units (“RSUs”) that will apply to you if you reside in one of the countries listed below. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the GrafTech International Ltd. Omnibus Equity Incentive Plan (the “Plan”) and/or the Agreement.
NOTIFICATIONS
This Appendix B also includes information regarding exchange control and certain other issues of which you should be aware with respect to your RSUs. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2023. Such laws are often complex and change frequently. GrafTech International Ltd. (“GrafTech”) therefore strongly recommends that you do not rely on the information in this Appendix B as the only source of information relating to the consequences of the RSUs because such information may be outdated when the RSUs vest and/or you sell any shares of Common Stock received upon vesting.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and GrafTech is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the RSUs were granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.
COUNTRIES COVERED BY THIS APPENDIX B:
France, Mexico, Spain and Switzerland.

ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO ALL NON-U.S. PARTICIPANTS:
1.Nature of Grant. The Participant acknowledges that:
(a)the Plan is established voluntarily by GrafTech, is discretionary in nature and may be modified, amended, suspended or terminated by GrafTech at any time, unless otherwise provided in the Plan or the Agreement;
(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

(c)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of GrafTech;
(d)the Participant is voluntarily participating in the Plan;
(e)the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to GrafTech, its Subsidiaries, and/or its affiliates, and that is outside the scope of the Participant’s employment contract with GrafTech or its affiliates, if any;
(f)the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits or similar payments;
(g)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(h)in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture or termination of the RSUs or diminution in value of the RSUs or the shares of Common Stock resulting from the Participant’s termination of employment (for any reason whatsoever and whether or not in breach of local labor laws); and
(i)notwithstanding any terms or conditions of the Plan to the contrary, in the event of the involuntary termination of the Participant’s employment, the Participant’s right to receive the RSUs and vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the involuntary termination of employment, the Participant’s right to vest in the RSUs after termination of employment, if any, will be measured by the date of termination of the Participant’s active employment and will not be extended by any notice period mandated under local law.
2.    Data Privacy. Section 15 of the Agreement is amended in its entirety to read as follows:
“The Participant understands that GrafTech and the Participant’s employer (the “Employer”) may process certain personal information about the Participant, including the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in GrafTech, details of all RSUs or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
[add box to check and initial]
The Participant also consents to the transfer of the Data to the United States for processing.
Please note that as part of that processing in the United States, Data will be transferred to Solium Capital LLC (“Solium”), or such other stock plan service provider as may be selected by GrafTech in the future, which is assisting GrafTech with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data are in the United States, and that the United States has different data privacy laws and protections than the Participant’s country. GrafTech or Solium may also employ third parties—pursuant to a written contract—to further process your Data pursuant to the Plan. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant understands that Data will be held for an indefinite period as part of GrafTech's statutory records. With some exceptions, the Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.
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The Participant may withdraw his or her consent at any time; however doing so will affect the Participant’s ability to participate in the Plan. For more information, please see the Privacy Notice attached hereto as Addendum 1, or GrafTech’s Privacy Policy, or contact the Participant’s local human resources representative.
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For [countries where consent required - Mexico], I consent to the above data protection provisions.”
3.    Language. By signing this Agreement, the Participant acknowledges that the Participant has agreed to the receipt of this Agreement and all documents related to the RSUs in the English language.

COUNTRY-SPECIFIC LANGUAGE:
FRANCE
TERMS AND CONDITIONS

Non-Qualified Award. The RSUs evidenced by the Agreement are not intended to meet the requirements of Articles L.225-197-1 et seq. of the French commercial code relating to grants of French tax qualifying awards (“actions gratuites”).

Termination of Employment. This language is added as a new Section 3(e) of the Agreement:

“(e)    For purposes of this Agreement, any termination of the Participant’s Employment with the Company for any reason shall be effective on the Participant’s last day of any period of notice; provided, however, that in the case of mutual termination (rupture conventionnelle), the termination shall be effective on the last day of the Participant’s employment agreement.”
Clawback Policies. Any clawback of the RSUs or any shares of Common Stock may only be conducted to the extent permissible under French law. Furthermore, the last sentence of Section 17 is hereby amended and replaced in its entirety to read as follows:

“Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant, in accordance with applicable law, from the internal or external reporting, or public disclosure, of possible legal violations. Within the framework of applicable law, these acts include reporting to authorities without prior notice to GrafTech or any Subsidiary that employs the Participant, or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. For purposes of clarity, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.”
NOTIFICATIONS
Exchange Control Information. If you import or export cash (including proceeds from the sale of shares or dividends sent to you by the Company or the designated broker) with a value equal to or exceeding €10,000 and do not use a financial institution to do so, you must submit a report to the customs and excise authorities. If you maintain a foreign bank account, you are required to report such account to the French tax authorities when filing your annual tax return.

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MEXICO
TERMS AND CONDITIONS
Labor Law Policy and Acknowledgment. In accepting the grant of the RSUs, I expressly recognize that GrafTech International Ltd., with registered offices at 982 Keynote Circle, Brooklyn Heights, Ohio 44131 U.S.A., is solely responsible for the administration of the Plan and that my participation in the Plan and acquisition of shares do not constitute an employment relationship between GrafTech International Ltd. and me since I am participating in the Plan on a wholly commercial basis and my sole employer is GrafTech Mexico S.A. de C.V., Carretera Miguel Aleman, Km. 20 #600 Ote, Apodaca, Nuevo Leon, Mexico, 66600. Based on the foregoing, I expressly recognize that the Plan and the benefits that I may derive from participating in the Plan do not establish any rights between my employer, GrafTech Mexico S.A. de C.V., and me, do not form part of the employment conditions and/or benefits provided by my employer, and any modification of the Plan or their termination shall not constitute a change or impairment of the terms and conditions of my employment with my employer.
I further understand that my participation in the Plan is as a result of a unilateral and discretionary decision of GrafTech International Ltd.; therefore, GrafTech International Ltd. reserves the absolute right to amend and/or discontinue my participation at any time without any liability to me.
Finally, I hereby declare that I do not reserve to myself any action or right to bring any claim against GrafTech International Ltd. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and I therefore grant a full and broad release to GrafTech International Ltd., its affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.
Términos y Condiciones
Política de Ley Laboral y Reconocimiento. Al aceptar el otorgamiento de RSUs, expresamente reconozco que GrafTech International Ltd., con domicilio en 982 Keynote Circle, Brooklyn Heights, Ohio 44131 U.S.A. es el único responsable de la administración del Plan y que mi participación en el Plan y adquisición de acciones no constituye una relación de trabajo entre GrafTech International Ltd. y el suscrito, toda vez que mi participación en el Plan es estrictamente de carácter mercantil y mi único patrón GrafTech Mexico S.A. de C.V., Carretera Miguel Aleman, Km. 20 #600 Ote, Apodaca, Nuevo Leon, Mexico, 66600. Derivado de lo anterior, expresamente reconozco que el Plan y los beneficios que pudieran derivar de mi participación en el Plan no establecen derecho alguno al respecto entre mi único patrón GrafTech Mexico S.A. de C.V., y el suscrito, no forman parte de mis condiciones de trabajo y/o prestaciones otorgadas por mi único patrón y cualquier modificación del Plan o su terminación no constituye un cambio o detrimento en los términos y condiciones de mi relación de trabajo con mi patrón.
Adicionalmente, entiendo que mi participación en el Plan es resultado de una decisión unilateral y discrecional de GrafTech International Ltd.; por lo tanto, GrafTech International Ltd. se reserva el derecho absoluto de modificar y/o descontinuar mi participación en cualquier tiempo sin ninguna responsabilidad hacia mi.
Finalmente, expresamente declaro que no me reservo acción o derecho para presentar ningún reclamo en contra de GrafTech International Ltd. por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados de dicho Plan y por lo tanto otorgo el finiquito más amplio que en derecho proceda a GrafTech International Ltd., sus filiales, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, en relación a cualquier demanda que pudiera surgir.
NOTIFICATIONS
There are no country-specific notifications.
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SPAIN
TERMS AND CONDITIONS

Clawback Policies. The last sentence of Section 17 is hereby amended and replaced in its entirety to read as follows:

“Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant, in accordance with applicable law, from the internal or external reporting, or public disclosure, of possible legal violations. Within the framework of applicable law, these acts include reporting to authorities without prior notice to GrafTech or any Subsidiary that employs the Participant, or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. For purposes of clarity, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.”
NOTIFICATIONS

Exchange Control Information. All acquisitions by Spanish residents of shares of a foreign listed company which are deposited in a foreign account must comply with exchange control regulations in Spain. Because of foreign investment requirements, the acquisition of shares of Common Stock under the Plan may be declared for statistical purposes to the Spanish Direccion General de Comercio Internacional e Inversiones (the “DGCII”). If you acquire shares of Common Stock through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCII for you, where applicable. Otherwise, you must make the declaration by filing a form with the DGCII.

This declaration of ownership of the shares with the DGCII shall be filed each January while the shares are owned. These filings are made on standard forms furnished by the DGCII.

When you receive any foreign currency payments (i.e., as a result of the sale of the shares of Common Stock), you may be required to inform the institution receiving the payment of the basis upon which such payment is made and provide certain specific information (e.g., name, address, and fiscal identification number; the name and corporate domicile of the company; the amount of the payment; the type of foreign currency received; the country of origin; and the reason for the payment).

Furthermore, you will be required to declare electronically to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including shares of Common Stock acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances of such accounts as of December 31 of the prior year exceeds €1,000,000. This report must be filed no later than January 20 of each financial year if they do not exceed €100,000,000. The notification shall be made quarterly if the amount of the investment equals or is higher than €100,000,000 and monthly if the amount is higher than €300,000,000.

Tax Reporting. If you hold assets (e.g., cash or shares in a bank or brokerage account) or rights outside Spain that exceed €50,000 per type of asset, you must file a Form 720 with the Spanish Tax Authorities by March 31st of each year.

Securities Law Notice. The RSUs granted under the Plan do not qualify as securities under Spanish regulations. By the grant of the RSUs, no “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in Spanish territory. The present document and any other document relating to the offer of RSUs under the Plan has not been nor will it be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and it does not constitute a public offering prospectus.

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SWITZERLAND
TERMS AND CONDITIONS

There are no country-specific terms and conditions.

NOTIFICATIONS

Securities Laws. The grant of the RSUs is considered a private offering in Switzerland and is not subject to registration in Switzerland.

Addendum 1

Privacy Notice